EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

CAPITOL BANCORP REPORTS MODEST FIRST QUARTER PROFIT

LANSING, Mich. and PHOENIX, Ariz.: May 11, 2011: Net income of $289 thousand, or $0.01 per share, was reported for the first quarter of 2011, compared to a net loss of nearly $47.9 million, or ($2.75) per share, for the corresponding period in 2010.  Several key factors contributed to these significantly improved operating results:

•	The provision for loan losses decreased more than 70 percent from the corresponding period of 2010 and nearly 40 percent from the fourth quarter of 2010.
•	Costs associated with foreclosed properties and other real estate owned decreased 35 percent from the first quarter of 2010.
•	Employee compensation and benefits expense decreased nearly 15 percent from the first quarter of 2010.
•
Also contributing to the improved performance was a one-time gain resulting from the exchange of publicly-traded trust-preferred securities for Capitol’s common stock in January 2011, as well as a collection of more modest gains associated with multiple affiliate divestiture transactions completed during the first quarter of 2011.

Consolidated assets declined nearly 37 percent to approximately $3.2 billion at March 31, 2011 from the approximate $5.1 billion reported at March 31, 2010, and nearly 10 percent on a linked-quarter basis from year-end’s $3.5 billion, as a result of bank divestitures and balance-sheet deleveraging strategies.  Total portfolio loans approximated $2.5 billion at March 31, 2011, a 17 percent decline from the corresponding period in 2010, but a more modest 3 percent decline on a linked-quarter basis tied to early signs of economic stability in some markets and efforts to prudently enhance the earning-asset profile during the deleveraging process.  Deposits reflected a 19 percent decline to $2.8 billion from approximately $3.5 billion reported at March 31, 2010; however, the Corporation’s continued focus on core funding sources resulted in an ongoing favorable improvement in deposit mix as noninterest-bearing deposits were in excess of 18 percent of total deposits at March 31, 2011, compared to 17 percent at March 31, 2010.

Capitol’s Chairman and CEO Joseph D. Reid said, “Ardent focus on risk management and enhancing balance-sheet strength, while improving liquidity, continues to be at the forefront of our efforts in dealing with the Corporation’s challenges in multiple markets.  These improvements have resulted from several regional consolidations and more than a dozen bank divestitures over the past few years.  The current challenges remain significant and the burdens represented by elevated levels of nonperforming assets, although modestly declining in recent quarters, continue to consume capital and managerial resources; however, we are encouraged that these efforts and others will support the Corporation as it continues to weather the storm and return to fundamental performance over time.”

“We are cautiously encouraged by both redeployment of capital resources from divestiture efforts and continued preliminary signs of recent positive trends in asset quality and operating performance.  Nonperforming assets, although still elevated, reflect a third consecutive quarter of decline after six consecutive quarters of adverse growth.  The decline in the first quarter of 2011 (when compared to the preceding quarter) approximated 4.5 percent, while nonperforming loans declined more than 7 percent linked-quarter.  We remain hopeful these trendlines may be a harbinger of continued improving fundamentals.”

“Net loan charge-offs, which also continue to be elevated, reflected another quarter of active management and resolution-oriented focus, declining to approximately $24.2 million from $27.9 million linked-quarter and more than $41.6 million in the year-ago period.  Tied to our continuing efforts to build balance sheet strength, the allowance for loan losses approximated 5.58 percent of portfolio loans at March 31, 2011, consistent with year-end levels, despite a modest decline in nonperforming assets and a significant increase from the 3.90 percent level for the corresponding period in 2010,” added Mr. Reid.

“Divestiture activities have resulted in the sale of 16 institutions, eliminating nearly $1.4 billion of assets.  Six additional transactions are pending, with assets approximating $290 million (a seventh divestiture, pending as of March 31, 2011, was completed in mid-April and is included in the aforementioned 16 consummated transactions).  Beyond the combined approximate $1.7 billion of assets involved in such divestitures, ongoing discussions continue in both the divestiture and capital-reallocation arenas to address the deterioration that has occurred in equity capital.  We expect to communicate additional developments as they arise, as all strategic alternatives and prospective sources of support are being actively and aggressively explored,” said Mr. Reid.

Quarterly Performance
In the first quarter of 2011, consolidated net operating revenues from continuing operations increased to approximately $45.6 million from approximately $31.1 million for the corresponding period of 2010, partially attributable to a $16.9 million gain recorded on a debt-for-equity exchange that occurred in the first quarter of 2011.  However, on a core operating basis, despite the associated contraction in traditional fees and revenues tied to a shrinking balance sheet, notable expansion in the net interest margin both year-over-year and linked-quarter partially offset expected declines in noninterest income.  The net interest margin increased marginally to 3.15 percent for the three months ended March 31, 2011 from 3.03 percent for 2010’s comparable period, and 2.94 percent on a linked-quarter basis.  Cash and cash equivalents were nearly $537 million, or nearly 17 percent of consolidated total assets at March 31, 2011 (and up slightly from the 15 percent level recorded at year-end), reflecting continued focus on liquidity despite the deleterious short-term effect on core operating revenues.  Other noninterest income totaled nearly $21.4 million, fueled by the $16.9 million gain, compared to $6.2 million in the comparable 2010 period.  However, as discussed, core noninterest revenue components continue to decline, partly attributable to Capitol’s deleveraging efforts.

The Corporation continues to emphasize the reduction of operating expenses.  Noninterest expenses decreased in the recent quarter to $39.9 million from approximately $47.1 million for the three months ended March 31, 2010.  This improvement was largely driven by a significant decrease in costs associated with foreclosed properties and other real estate owned, which approximated $7.5 million in the first quarter of 2011, compared to nearly $11.6 million in the corresponding 2010 period.  FDIC insurance premiums and other regulatory fees also decreased from $4.1 million in 2010’s first quarter to approximately $3.3 million in the most recent three-month period.  Combined, these two expense areas measured nearly $10.8 million in the most recent quarter, a substantial decrease from the combined $15.7 million level during the corresponding period of 2010.  More importantly, on a core, controllable-expense basis, year-over-year salary costs declined from $18.2 million in the 2010 period to $15.5 million in 2011’s first quarter while remaining relatively static on a linked-quarter basis.

The first quarter 2011 provision for loan losses decreased dramatically to approximately $13.5 million from nearly $47.4 million for the corresponding period of 2010.  During the first quarter of 2011, net loan charge-offs totaled approximately $24.2 million, a significant decrease from 2010’s corresponding level of $41.6 million and continued improvement when compared with each of the four quarters ($27.9 million, $40.9 million, $33.4 million and $41.6 million, respectively) of 2010, as the Corporation continues to aggressively manage its nonperforming loans.

Adverse bank performance primarily in the Arizona, Michigan and Nevada markets, and the continued higher than historical level of provisioning for loan losses system-wide were major reasons for the core operating net loss in the three month period.  However, while capital-restoration efforts and the continued focus on reserve adequacy at our three largest regions has served to deliver sizable losses at these affiliates over the past few years, Capitol is encouraged that aggregate levels of nonperforming loans reflected notable declines in the first quarter when compared to year-end: Michigan (down 9.2 percent), Nevada (down 5.6 percent) and Arizona (down 4.4 percent).

Balance Sheet
Divestiture efforts and ongoing balance-sheet deleveraging are focused on strengthening consolidated capital ratios, although the Corporation continues to be classified as “undercapitalized.”  A modest first quarter profit, fueled by the significant gain on the debt-for-equity exchange, coupled with continued shrinkage in consolidated assets, helped to stabilize any further material deterioration in core capital ratios.  However, the challenges, and multiple efforts to address this capital-restoration priority, remain ongoing.  As of March 31, 2011, Capitol has a $197.5 million valuation allowance related to deferred tax assets, which may be utilized upon a return to significant core profitability.

Net loan charge-offs of 3.78 percent of average loans (annualized) for the first quarter of 2011 represented a decrease from the 4.25 percent in the corresponding period of 2010 and the 4.05 percent on a linked-quarter basis.  The ratio of nonperforming loans to total portfolio loans improved slightly to 11.86 percent at March 31, 2011 compared to 11.90 percent reported at December 31, 2010, while still significantly elevated from the 8.80 percent at March 31, 2010.

The ratio of total nonperforming assets to total assets increased to 12.58 percent at March 31, 2011 from 12.03 percent reported at December 31, 2010 and 8.97 percent at March 31, 2010.  As discussed earlier, on a linked-quarter basis, notable declines in both  the percentage and aggregate levels of nonperforming loans and nonperforming assets (decreases of 7.4 percent and 4.5 percent, respectively, from year-end, or approximately $23 million and $19 million, respectively, in terms of aggregate dollars), are effectively muted when looking at these ratios because of the significant deleveraging of the consolidated balance sheet that has occurred simultaneously over the past six-to-eight quarters.

The continuing increase in the nonperforming assets ratio is attributable to borrower stress and delinquency, coupled with limited markets for the sale of real estate, especially in the states of Arizona, Michigan and Nevada, hindering the disposition of such assets.  While recent activity reflected some encouragement in the trend of a declining level of nonperforming loans in the Arizona Region (a $2.3 million decline, linked-quarter), the Great Lakes Region (an $11.5 million decline, linked-quarter) and the Nevada Region (a $5.0 million decline, linked-quarter), all three regions continue to reflect materially elevated levels of nonperforming assets.  The coverage ratio of the allowance for loan losses in relation to nonperforming loans was 47 percent at March 31, 2011, a modest improvement both year-over-year and linked-quarter, and consistent with levels reported in recent quarters.  The allowance for loan losses as a percentage of portfolio loans increased materially, from 3.90 percent at March 31, 2010 to 5.58 percent at March 31, 2011, and remained relatively flat with the 5.52 percent recorded at year-end.

Comprehensive Capital Strategy
In December 2010, Capitol announced a comprehensive capital strategy focused on the enhancement of the Corporation’s capital levels.  Those initiatives are designed to augment Capitol’s existing strategic efforts focused on affiliate divestitures, operational cost savings, balance-sheet deleveraging and liquidity.  Capitol successfully completed the first of these capital initiatives, an offer to exchange outstanding trust-preferred securities for previously-unissued shares of Capitol’s common stock.  On January 31, 2011, those exchanges resulted in an additional $19.5 million of equity for Capitol, the issuance of approximately 19.5 million previously-unissued shares of Capitol’s common stock and the elimination of approximately $2 million of annual interest expense in future periods.  By increasing its capital through that exchange and other contemplated components of its capital strategy, Capitol expects flexibility to prospectively seek market opportunities and implement longer-term operating strategies that may be pursued at the appropriate time.  Additional prospective debt-for-equity exchanges are being assessed, as well as potential external capital sources that the Corporation continues to pursue.  Given Capitol’s current precariously-low equity levels, the inability to successfully access these potential new capital resources would threaten the Corporation’s ability to continue as a going concern.

Affiliate Bank Divestitures and Regional Bank Consolidations
Capitol previously announced plans to sell its controlling interests in several affiliate banks.  In the first quarter, Capitol completed the sale of its interest in its Arizona-based affiliate Bank of Tucson’s main office and Texas-based Bank of Fort Bend.  In mid-April, after the close of the first quarter, North Carolina-based Community Bank of Rowan was also divested.  These transactions consisted of approximately $350 million of assets and reallocated nearly $30 million of capital for reinvestment in bank affiliates.  To date in 2011, Capitol also announced agreements to sell its interests in California-based Bank of Feather River, Oregon-based High Desert Bank and Texas-based Bank of Las Colinas.  Those transactions, in addition to three other pending transactions involving affiliates in the Midwest and Southwest areas of the country, reflect six divestitures awaiting regulatory approvals (and other contingencies) and represent nearly $290 million of assets and the opportunity to reallocate approximately $14 million of capital to other banks within the Capitol Bancorp network.  The six pending divestitures are anticipated to be completed in 2011.

During 2010, regional charter consolidations were completed in California, Georgia, Indiana, Michigan, Nevada and Washington, following 2009 charter consolidations in Arizona and Michigan.  To date, the regional consolidation effort has resulted in the consolidation of 27 charters into seven geographically-concentrated banks.

Mr. Reid stated, “We are pleased with our strategy of bank divestitures and regional consolidations which allow us to reallocate equity capital and resources to support those affiliates still challenged by current economic conditions.”

About Capitol Bancorp Limited
Capitol Bancorp Limited is a community banking company, with a national network of separately chartered banks with operations in 14 states.  Founded in 1988, the Corporation has executive offices in Lansing, Michigan, and Phoenix, Arizona.

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	March 31			December 31
	2011	2010		2010	2009

Condensed consolidated results of operations:
Interest income	$35,331	$42,568		$158,858	$196,266
Interest expense	11,140	17,728		62,427	90,821
Net interest income	24,191	24,840		96,431	105,445
Provision for loan losses	13,467	47,364		155,225	175,054
Noninterest income	21,392	6,224		23,850	22,329
Noninterest expense	39,921	47,061		238,414	202,181
Loss from continuing operations before income
taxes	(7,805)	(63,361)		(273,358)	(249,461)
Income (loss) from discontinued operations	2,896	939		11,931	(2,489)

Net income (loss) attributable to Capitol Bancorp Limited	$289	$(47,882)		$(225,215)	$(195,169)

Net income (loss) attributable to Capitol Bancorp Limited
per common share	$0.01	$(2.75)		$(11.16)	$(11.28)
Book value (deficit) per common share at end of period	(1.50)	6.19		(3.10)	9.19
Common stock closing price at end of period	$0.21	$2.42		$0.52	$1.96
Common shares outstanding at end of period	41,123,000	18,928,000		21,615,000	17,546,000
Number of common shares used to compute net income
(loss) per share:
Basic	32,164,000	17,402,000		20,186,000	17,302,000
Diluted	32,875,000	17,402,000		20,186,000	17,302,000

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
	2011	2010	2010(2)	2010	2010
Condensed summary of consolidated financial position:
Total assets	$3,196,962	$3,540,214	$4,225,863	$4,748,695	$5,064,936
Portfolio loans(1)	2,450,721	2,538,998	2,681,778	2,827,968	2,964,847
Deposits(1)	2,807,970	2,874,302	3,151,721	3,323,984	3,481,933
Capitol Bancorp Limited stockholders' equity	(56,425)	(61,854)	35,967	88,297	117,167
Total capital	$110,090	$128,905	$233,509	$304,104	$342,858

Key performance ratios:
Net interest margin	3.15%	2.94%	3.01%	2.88%	3.03%
Efficiency ratio	87.58%	320.34%	135.55%	127.03%	126.75%

Asset quality ratios:
Allowance for loan losses / portfolio loans	5.58%	5.52%	4.94%	4.44%	3.90%
Total nonperforming loans / portfolio loans	11.86%	11.90%	10.46%	9.93%	8.80%
Total nonperforming assets / total assets	12.58%	12.03%	10.62%	9.86%	8.97%
Net charge-offs (annualized) / average portfolio loans	3.78%	4.05%	4.89%	3.64%	4.25%
Allowance for loan losses / nonperforming loans	47.02%	46.38%	47.18%	44.67%	44.31%

Capital ratios:
Capitol Bancorp Limited stockholders' equity / total assets	(1.76)%	(1.75)%	0.85%	1.86%	2.31%
Total equity / total assets	(1.22)%	(1.09)%	1.56%	2.88%	3.46%

(1) Excludes amounts related to operations discontinued in 2010 and 2011 for dates prior to March 31, 2011.
(2) Restated to reflect additional provision for loan losses of $11.7 million resulting from Michigan Commerce Bank's amended regulatory financial report as of and for the period ended September 30, 2010 filed in February 2011.
Michigan Commerce Bank is a significant subsidiary of Capitol Bancorp Ltd.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expect," "intend," "believe," "estimate," "may," "will," "anticipate" and "should"
and similar expressions also identify forward-looking statements which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol's consolidated results of operations, financial position, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31
	2011	2010
INTEREST INCOME:
Portfolio loans (including fees)	$34,792	$41,796
Loans held for sale	29	60
Taxable investment securities	54	222
Federal funds sold	2	5
Other	454	485
Total interest income	35,331	42,568

INTEREST EXPENSE:
Deposits	8,027	13,300
Debt obligations and other	3,113	4,428
Total interest expense	11,140	17,728

Net interest income	24,191	24,840

PROVISION FOR LOAN LOSSES	13,467	47,364
Net interest income (deficiency) after
provision for loan losses	10,724	(22,524)

NONINTEREST INCOME:
Service charges on deposit accounts	905	978
Trust and wealth-management revenue	944	1,152
Fees from origination of non-portfolio residential
mortgage loans	268	382
Gain on sale of government-guaranteed loans	527	113
Gain on exchange of trust-preferred securities for common stock	16,861	--
Gain on exchange of promissory notes for common stock	--	1,255
Realized gain on sale of investment securities available
for sale	--	14
Other	1,887	2,330
Total noninterest income	21,392	6,224

NONINTEREST EXPENSE:
Salaries and employee benefits	15,529	18,223
Occupancy	3,612	3,751
Equipment rent, depreciation and maintenance	2,187	2,669
Costs associated with foreclosed properties and other
real estate owned	7,497	11,593
FDIC insurance premiums and other regulatory fees	3,296	4,134
Other	7,800	6,691
Total noninterest expense	39,921	47,061

Loss before income tax benefit	(7,805)	(63,361)

Income tax benefit	(2,135)	(482)

Loss from continuing operations	(5,670)	(62,879)

Discontinued operations:
Income from operations of bank subsidiaries sold	16	1,533
Gain on sale of bank subsidiaries	4,368	--
Less income tax expense	1,488	594
Income from discontinued operations	2,896	939

NET LOSS	(2,774)	(61,940)

Net losses attributable to noncontrolling interests in
consolidated subsidiaries	3,063	14,058

NET INCOME (LOSS) ATTRIBUTABLE TO CAPITOL
BANCORP LIMITED	$289	$(47,882)

NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE
TO CAPITOL BANCORP LIMITED (basic and diluted)	$0.01	$(2.75)

CAPITOL BANCORP LIMITED
Condensed Consolidated Balance Sheets
(in thousands, except share and per-share data)

	(Unaudited)
	March 31,	December 31,
	2011	2010
ASSETS

Cash and due from banks	$77,008	$56,709
Money market and interest-bearing deposits	459,002	477,639
Federal funds sold	484	413
Cash and cash equivalents	536,494	534,761
Loans held for sale	1,710	6,900
Investment securities:
Available for sale, carried at fair value	20,954	17,482
Held for long-term investment, carried at
amortized cost which approximates fair value	2,330	2,893
Total investment securities	23,284	20,375
Federal Home Loan Bank and Federal Reserve
Bank stock (carried on the basis of cost)	17,811	17,001
Portfolio loans:
Loans secured by real estate:
Commercial	1,346,584	1,374,791
Residential (including multi-family)	497,315	518,943
Construction, land development and other land	216,993	230,788
Total loans secured by real estate	2,060,892	2,124,522
Commercial and other business-purpose loans	350,873	375,968
Consumer	22,066	23,375
Other	16,890	15,133
Total portfolio loans	2,450,721	2,538,998
Less allowance for loan losses	(136,681)	(144,985)
Net portfolio loans	2,314,040	2,394,013
Premises and equipment	34,212	35,203
Accrued interest income	8,526	8,628
Other real estate owned	110,829	106,835
Other assets	15,555	17,965
Assets of discontinued operations	134,501	398,533

TOTAL ASSETS	$3,196,962	$3,540,214

LIABILITIES AND EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$531,455	$500,809
Interest-bearing	2,276,515	2,373,492
Total deposits	2,807,970	2,874,301
Debt obligations:
Notes payable and short-term borrowings	106,052	117,377
Subordinated debentures	149,080	167,586
Total debt obligations	255,132	284,963
Accrued interest on deposits and other liabilities	48,049	50,271
Liabilities of discontinued operations	124,799	369,360
Total liabilities	3,235,950	3,578,895

EQUITY:
Capitol Bancorp Limited stockholders' equity:
Preferred stock (Series A), 700,000 shares authorized
($100 liquidation preference per share); 50,980 shares
issued and outstanding	5,098	5,098
Preferred stock (for potential future issuance),
19,300,000 shares authorized; none issued and outstanding	--	--
Common stock, no par value, 1,500,000,000 shares authorized;
issued and outstanding: 2011 - 41,122,757 shares
2010 - 21,614,856 shares	292,354	287,190
Retained-earnings deficit	(353,468)	(353,757)
Undistributed common stock held by employee-benefit trust	(541)	(541)
Fair value adjustment (net of tax effect) for investment securities
available for sale (accumulated other comprehensive income)	132	156
Total Capitol Bancorp Limited stockholders' equity deficit	(56,425)	(61,854)
Noncontrolling interests in consolidated subsidiaries	17,437	23,173
Total equity deficit	(38,988)	(38,681)

TOTAL LIABILITIES AND EQUITY	$3,196,962	$3,540,214

CAPITOL BANCORP LIMITED
Allowance for Loan Losses Activity

ALLOWANCE FOR LOAN LOSSES ACTIVITY (in thousands):

	Three Months Ended March 31
	2011	2010(1)

Allowance for loan losses at beginning of period	$144,985	$129,310

Allowance for loan losses of previously-discontinued bank subsidiary	2,380	--

Loans charged-off:
Loans secured by real estate:
Commercial	(8,753)	(10,588)
Residential (including multi-family)	(7,341)	(12,126)
Construction, land development and other land	(8,434)	(13,777)
Total loans secured by real estate	(24,528)	(36,491)
Commercial and other business-purpose loans	(5,325)	(7,457)
Consumer	(223)	(157)
Total charge-offs	(30,076)	(44,105)
Recoveries:
Loans secured by real estate:
Commercial	995	358
Residential (including multi-family)	982	108
Construction, land development and other land	3,023	1,301
Total loans secured by real estate	5,000	1,767
Commercial and other business-purpose loans	886	688
Consumer	38	19
Other	1	--
Total recoveries	5,925	2,474
Net charge-offs	(24,151)	(41,631)
Additions to allowance charged to expense (provision for loan losses)	13,467	47,364

Allowance for loan losses at end of period	$136,681	$135,043

Average total portfolio loans for the period	$2,558,053	$3,215,054

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	3.78%	5.18%

(1)  Excludes amounts related to operations discontinued in 2010 and 2011.

CAPITOL BANCORP LIMITED
Asset Quality Data

ASSET QUALITY (in thousands):

	March 31, 2011	December 31, 2010(1)

Nonaccrual loans:
Loans secured by real estate:
Commercial	$146,095	$153,956
Residential (including multi-family)	53,502	60,422
Construction, land development and other land	51,877	59,718
Total loans secured by real estate	251,474	274,096
Commercial and other business-purpose loans	30,141	30,660
Consumer	538	162
Total nonaccrual loans	282,153	304,918

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	5,049	2,875
Residential (including multi-family)	688	1,484
Construction, land development and other land	2,374	2,380
Total loans secured by real estate	8,111	6,739
Commercial and other business-purpose loans	410	2,073
Consumer	19	279
Total past due loans	8,540	9,091

Total nonperforming loans	$290,693	$314,009

Real estate owned and other repossessed assets	111,428	107,095

Total nonperforming assets	$402,121	$421,104

(1)  Excludes amounts related to operations discontinued in 2010 and 2011.

CAPITOL BANCORP LIMITED
Selected Supplemental Data

EPS COMPUTATION COMPONENTS (in thousands):

	Three Months Ended March 31
	2011	2010

Numerator—net income (loss) attributable to Capitol Bancorp Limited for the period	$289	$(47,882)

Denominator:
Weighted average number of common shares outstanding, excluding unvested restricted shares of common stock (denominator for basic earnings per share)	32,164	17,402

Effect of dilutive securities:
Unvested restricted shares of common stock	711	--

Denominator for diluted earnings per share— Weighted average number of shares and potential dilution	32,875	17,402

Number of antidilutive stock options excluded from diluted earnings per share computation	1,716	2,355

Number of antidilutive unvested restricted shares excluded from basic and diluted earnings per share computation	30	140

Number of antidilutive warrants excluded from diluted earnings per share computation	1,325	76

AVERAGE BALANCES (in thousands):

	Three Months Ended March 31
	2011	2010

Portfolio loans	$2,558,053	$3,215,054
Earning assets	3,074,202	3,933,001
Total assets	3,341,631	5,087,433
Deposits	2,896,444	3,656,810
Capitol Bancorp Limited stockholders' equity	(55,091)	141,825

Capitol Bancorp’s National Network of Community Banks

Arizona Region:
Central Arizona Bank	Casa Grande, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona

California Region:
Bank of Feather River	Yuba City, California
Sunrise Bank	San Diego, California

Colorado Region:
Mountain View Bank of Commerce	Westminster, Colorado

Great Lakes Region:
Bank of Maumee	Maumee, Ohio
Bank of Michigan	Farmington Hills, Michigan
Capitol National Bank	Lansing, Michigan
Evansville Commerce Bank	Evansville, Indiana
Indiana Community Bank	Goshen, Indiana
Michigan Commerce Bank	Ann Arbor, Michigan

Midwest Region:
Summit Bank of Kansas City	Lee’s Summit, Missouri

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada
Bank of Las Vegas	Las Vegas, Nevada

Northwest Region:
Bank of the Northwest	Bellevue, Washington
High Desert Bank	Bend, Oregon

Southeast Region:
First Carolina State Bank	Rocky Mount, North Carolina
Pisgah Community Bank	Asheville, North Carolina
Sunrise Bank	Valdosta, Georgia

Texas Region:
Bank of Las Colinas	Irving, Texas